EXHIBIT 10.31

FORM OF
LIMITED LIABILITY COMPANY AGREEMENT
OF
1407 BROADWAY MEZZ II LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of 1407 BROADWAY MEZZ II LLC (the “Company”), is entered into by Lightstone 1407 Manager LLC, a Delaware limited liability company, as the managing member (the “Managing Member”), and LVP 1407 Broadway LLC, a Delaware limited liability company (”LVP”; together with the Managing Member, collectively, the “Members” and individually, a “Member”), and MICHELLE A. DREYER, as the Special Member (as defined on Schedule A hereto). LVP shall sometimes hereinafter also be referred to as the “Non-Managing Member”. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

RECITALS

WHEREAS, the Company was formed on November 28, 2006 as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and

  WHEREAS, the Members desire to state the terms and conditions of the Company.

NOW THEREFORE, in consideration of the premises and the agreements herein contained, the Members and the Special Member hereby agree as follows:

Section 1. Name.

The name of the limited liability company formed hereby is 1407 BROADWAY MEZZ II LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 326 Third Street, Lakewood, NJ 08701, or such other location as may hereafter be determined by the Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o Registered Agents Legal Services, LLC, 1220 N. Market Street, Suite 806, Wilmington, DE 19801.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware York is c/o Registered Agents Legal Services, LLC, 1220 N. Market Street, Suite 806, Wilmington, DE 19801.

Section 5. Members.

The mailing address of each Member is set forth on Schedule B attached hereto. The Members were admitted to the Company as members of the Company upon their execution of counterpart signature pages to this Agreement.

Subject to Section 9(d), the Members may act by written consent.

Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than (i) upon an assignment by the last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), the person acting as an Independent Manager pursuant to Section 10 shall, without any action of any Person and simultaneously with the last remaining Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 10; provided, however, each Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Section 10 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, the person acting as an Independent Manager pursuant to Section 10 shall not be a member of the Company.

Section 6. Certificates.

Nancy Bergmann is hereby designated as an “authorized person” within the meaning of the Act, and executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and such execution, delivery and filing is hereby approved and ratified. Upon the filing of the Certificate of Formation with the Delaware Secretary of State, her powers as an “authorized person” ceased, and the Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Managing Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purposes. The purpose conducted or promoted by the Company has been since its formation and will continue to be to engage in the following activities:

(a)

(i) to acquire and own hold, sell, transfer or otherwise dispose of a 100% limited liability company interest (the “Membership Interest”) in, and to be and act as the sole member of, 1407 Broadway Mezz LLC, a Delaware limited liability company (“Mezz LLC”), to cause Mezz LLC to acquire and own, hold, sell, transfer or otherwise dispose of a 100% limited liability company interest in, and to be and act as the sole member of, 1407 Broadway Real Estate LLC, a Delaware limited liability company (“Property Owner”), and to cause Property Owner to acquire, improve, finance, hold, own, operate, rent, redevelop, sell, mortgage, exchange, convey, or otherwise dispose of the Property, and to engage, and to cause the Subsidiaries to engage, in all actions necessary and appropriate to accomplish the foregoing;

(ii) to pledge its Membership Interest in Mezz LLC to Lehman Brothers Holdings Inc. (“Lehman”), in connection with the Mezzanine Loan made by Lehman to Mezz LLC, and to execute and deliver any documents and certificates or engage in any actions necessary or desirable in connection therewith on behalf of itself and Mezz LLC; and

(iii) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) The Company, by or through the Managing Member, or any Officer on behalf of the Company, may enter into and perform the Basic Documents, and without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member or any Officer to enter into other agreements on behalf of the Company.

Section 8. Powers.

Subject to Section 9(d), the Company, the Managing Member and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9. Management.

(a) Subject to Sections 9(d) and 9(e), the business and affairs of the Company shall be managed by or under the direction of the Managing Member. Subject to Section 10, the Managing Member may determine at any time in its sole and absolute discretion the number of Independent Managers. The initial number of Independent Managers shall be one. The initial Independent Manager designated by the Managing Member is Michelle A. Dreyer.

(b) Powers. Subject to Sections 9(d) and 9(e), the Managing Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 7 and 9, the Managing Member has the authority to bind the Company. Notwithstanding the foregoing, the parties expressly acknowledge that the adoption, modification or revocation of a Major Decision requires the Approval of the Non-Managing Member. If the Managing Member proposes to adopt, modify or revoke a Major Decision, it shall deliver notice to the Non-Managing Member describing the proposal, which notice shall contain a sentence in bold type stating that if the Non-Managing Member fails to respond to the Managing Member within ten (10) business days after notice of such proposal, then such proposal shall be deemed to have been Approved. If the Non-Managing Member fails to respond to the Managing Member within ten (10) business days after notice of such proposal, then such proposal shall be deemed to have been Approved.

(c) Managing Member as Agent. To the extent of its powers set forth in this Agreement and subject to Section 9(d), the Managing Member is an agent of the Company for the purpose of the Company's business, and the actions of the Managing Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

(d) Limitations on the Company's Activities.

(i) This Section 9(d) is being adopted in order to comply with certain provisions of the Loan Documents required in order to qualify the Company as a “special purpose” entity.

(ii) The Managing Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal Sections 5, 7, 8, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26 or 31 or Schedule A of this Agreement without the unanimous written consent of the Members and the Independent Manager, and, after securitization of the Loan, only if the Company receives confirmation that the Rating Agency Condition is satisfied. Subject to this Section 9(d), the Managing Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii) A. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Managing Member, any Officer or any other Person, neither the Managing Member nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company to, and the Company shall not, with respect to itself, without the prior unanimous written vote of the Members and the Independent Manager take any Bankruptcy Action provided, however, that the Members may not vote on, or authorize the taking of, any Bankruptcy Action, unless there is at least one Independent Manager then serving in such capacity.

B. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Managing Member, any Officer or any other Person, so long as any Obligations remain outstanding, neither the Managing Member nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, to take any Material Action without the consent of Lender (which consent will not be withheld if such Material Action would result in proceeds which would indefeasibly satisfy the Obligations in full in accordance with the Basic Documents).

(iv) The Managing Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if: (1) the Managing Member shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company and (2) the Rating Agency Condition is satisfied. The Managing Member has not caused or permitted the Company since its formation to and shall not cause or permit the Company to, and the Company shall not:

A. engage in any business or activity other than as provided in Section 7 above;

B. acquire or own any assets other than as provided in Section 7 above;

C. to the fullest extent permitted by law, merge into or consolidate with any Person or dissolve, wind-up, terminate or liquidate in whole or in part, sell, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, transfer or permit the direct or indirect transfer of any interest, as applicable, other than as permitted in the Loan Documents or seek to accomplish any of the foregoing;

D. fail to preserve its existence as a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, fail to remain qualified to do business and in good standing in each state in which the conduct of its business will so require, amend, modify, terminate or fail to comply with the single purpose entity provisions contained herein;

E. own any subsidiary, other than Mezz LLC, or make any investment in, any Person without the consent of Lender or acquire obligations or securities of its members (other than the Membership Interests);

F. commingle its assets with the assets of any other Person;

G. incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than customary unsecured trade payables incurred in the ordinary course of business provided the same (x) do not exceed, in the aggregate, at any time a maximum amount of two percent (2%) of the outstanding principal amount of the Note evidencing the Loan, and (y) are paid within sixty (60) days of the date incurred;

H. fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person and the Company shall not permit any affiliate independent access to its bank accounts;

I. enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate of the Company, Guarantor or Indemnitor, or any general partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, shareholder, principal or affiliate of the Company, Guarantor or Indemnitor, or any general partner, member, principal or affiliate thereof;

J. maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

K. assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of another person or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except to the extent provided in the Loan Documents;

L. make any loans or advances to any third party, including, without limitation, any member or affiliate of the Company, or any general partner, member, principal or affiliate thereof;

M. (i) if required by applicable law, fail to file its own tax returns (subject to any permitted extensions), or (ii) if the Company is part of a consolidated group for purposes of filing tax returns, fail to cause the Company to be shown as a separate member of such group whose assets are not available to satisfy the obligations of such group and whose liabilities remain separate from such group, or (iii) if the Company is identified in any of its member’s tax returns, fail to cause the Company to be identified as a separate entity whose assets are not available to satisfy the obligations of any such members and whose liabilities remain separate from such members;

N. fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity and the Company shall not identify itself as being a department or division of any other Person;

O. fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

P. fail to pay its expenses and liabilities (including, without limitation, salaries of its employees) only out of its own funds to the extent such funds are available and the Company shall maintain a sufficient number of employees in light of its contemplated business operations;

Q. fail to allocate shared expenses (including, without limitation, shared office space) and use separate stationary, invoices and checks; or

R. acquire any business assets from, or capital stock, or other ownership interest of, or be a party to, any acquisition.

Failure of the Company, or the Managing Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Managing Member or the Independent Manager. In addition, none of the foregoing provisions shall require the Managing Member to make any additional capital contributions to the Company.

(v) So long as any Obligation is outstanding, the Managing Member shall not cause or permit the Company to and the Company shall not:

A. except as contemplated by the Loan Documents, guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any Person or hold out its credit as being available to pay the obligations of any other Person;

B. engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Basic Documents or this Section 9(d);

C. incur, create or assume any indebtedness or liabilities other than as expressly permitted under the Loan Documents;

D. make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person;

E. to the fullest extent permitted by law, engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Basic Documents; or

F. other than with respect to Mezz LLC, form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any Person,.

(e) Major Decisions. Notwithstanding any other provisions of this Agreement, the Company and/or the Managing Member may not, without the approval of the Non-Managing Member of the Company take any of the following actions or cause Mezz LLC or Property Owner to take any of the following actions (each, a “Major Decision”):

(i) borrow money (whether on a secured or unsecured basis, and whether senior, on par or subordinate to the Loans, but excluding trade debt or amend the terms and conditions of any financing of the Company or any of its Subsidiaries, including the Loans, in any material respect or make elections with respect to interest periods, interest rates or other material provisions under any such financing;

(ii) lend money (whether on a secured or unsecured basis, but excluding trade debt);

(iii) grant any mortgage, security interest or any other lien on any Property or any other assets of the Company or any of its Subsidiaries;;

(iv) subject all or any part of any Property to a condominium statute or convert any Property to condominium or cooperative form of ownership;

(v) except as otherwise provided herein, sell all or any portion of any Property;

(vi) seek or consent to any change in the zoning or other land use regulations affecting any Property or any permits or approvals granted thereunder if such change will materially adversely affect the value of the Property or the rights, interests or obligations of the parties under this Agreement;

(vii) rebuild or reconstruct the improvements on the Property if they are substantially damaged by a fire or other casualty, except to the extent the Company or any of its Subsidiaries is required to do so pursuant to the Loan Documents or except to the extent that the cost to rebuild or reconstruct the improvements is less than $1,000,000;

(viii) acquire any real property (other than the Property), any direct or indirect interest in real property, or any interest in any Person other than the Subsidiaries;

(ix) adopt the annual operating budget of the Company and its Subsidiaries, which must be submitted to the Non-Managing Member for its Approval by November 30 of the preceding year (each such annual budget, as Approved, an “Approved Budget”);

(x) incur any single capital expenditure in excess of $50,000, other than capital expenditures which are (i) set forth in an Approved Budget, or (ii) otherwise specifically Approved by the Non-Managing Member;

(xi) assign, transfer, pledge, compromise or release any of the claims of or debts or insurance or condemnation proceeds due the Company exceeding $50,000 except in connection with the receipt by the Company of payment in full of such claims or debts;

(xii) enter into any lease for a portion of the Property in excess of 25,000 square feet;

(xiii) change the Company’s or any Subsidiaries’ accounting method, either for financial or tax reporting purposes or otherwise;

(xiv) dissolve the Company or any Subsidiary;

(xv) effect any merger, consolidation or restructuring of the Company or any Subsidiary;

(xvi) purchase or redeem all or any portion of the limited liability company interest of any Member in the Company, except as provided herein with respect to permitted transfers;

(xvii) form, directly or indirectly, any subsidiary other than the Subsidiaries;

(xviii) other than in connection with the Loans, sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber all or any portion of any of the Company’s interest in any Subsidiary or permit any Subsidiary to sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber all or any portion of its assets or cause or permit any additional equity interests to be issued by or new members to be admitted to any Subsidiary;

(xix) amend or otherwise modify any of the organizational documents of the Company or any Subsidiary in any material respect or take any action which would result in the Company not being able to manage or exercise control over any Subsidiary;

(xx) enter into or conduct any business or operations other than in connection with the business of the Company as contemplated by Section 7 hereof or otherwise herein, or take any action which would cause the Company or any Subsidiary to cease being a “special purpose” entity as provided in Section 9(d) above;

(xxi) employ any Member or any Affiliate of any Member on behalf of the Company or any Subsidiary or otherwise deal with the Company or any Subsidiary (whether as a buyer, seller, lessor, lessee, manager, broker, agent, furnisher of services, lender or otherwise) and pay to or receive from the Company, its Subsidiaries, any Member and any of their Affiliates any compensation, price, fee, commission or other payment therefore, except as contemplated by this Agreement or as set forth on Schedule D hereto;

(xxii) employ any accountants for the Company or any attorneys for the Company (except that the Members specifically approve Herrick, Feinstein LLP and Cozen O’Connor being retained as attorneys for the Company and Amper, Politziner, Mattia and/or Schonbraun McCann Group being retained as accountants for the Company);

(xxiii) settle any casualty loss (except to the extent fully covered by insurance less any deductible) or condemnation claim in excess of $250,000;

(xxiv) settle any material litigation or threatened litigation, including without limitation that certain litigation regarding the sub-leasehold interest in the Property;

(xxv) enter into any material contract or amendment;

(xxvi) issue additional equity interests in itself or any Subsidiary; and

(xxvii) take any other actions which, pursuant to the terms of this Agreement, require Approval of all of the Members.

(f)  Deadlock Regarding Significant Decisions; Buy/Sell Option. In the event there is not a unanimous vote of the Members with respect to any Major Decision or Bankruptcy Action (a "Deadlock"), whether at a meeting of the Members or by an action by written consent in accordance with this Section 9 of this Agreement, then within two (2) business days after such vote (or such consent is requested by a Member) each Member shall provide to the other Member a written notice describing in reasonable detail the reason for its position with respect to the Major Decision or Bankruptcy Action at issue. The Members shall then enter into good faith negotiations to amicably resolve such Deadlock and continue such negotiations for a period of at least five (5) business days (such period being the "Cooling-Off Period"). If a Deadlock is not resolved during the Cooling-Off Period, then commencing on the business day following the date that the Cooling-Off Period shall have terminated (the "Termination Date"), each of the Members shall have the following rights:

(i) either Member (the "Initiating Member") shall be entitled to deliver a written notice (the "Offer Notice") to the other (the "Deciding Member") specifying in such notice that the Initiating Member offers to purchase all, but not less than all, of the limited liability company interest in the Company of the Deciding Member upon the terms and conditions specified in reasonable detail in the Offer Notice; and

(ii) upon receipt of an Offer Notice, the Deciding Member shall have three (3) business days to deliver a written notice (the "Response Notice") to the Initiating Member specifying in the Response Notice either that:

A. the Deciding Member has elected to sell all of its limited liability company interest in the Company to the Initiating Member at the price and upon the terms and conditions specified in the Offer Notice, in which case, the Initiating Member shall purchase, and the Deciding Member shall sell, all of the Deciding Member's limited liability company interest in the Company at the price and upon the terms and conditions specified in the Offer Notice; or

B. the Deciding Member has elected to purchase all of the Initiating Member's limited liability company interest in the Company at the Offer Price (as defined below) and upon the terms and conditions specified in the Offer Notice, in which case the Deciding Member shall purchase, and the Initiating Member shall sell, all of the Initiating Member's limited liability company interest in the Company at the Offer Price and upon the terms and conditions specified in the Offer Notice.

(iii) An Offer Notice shall only be valid if delivered on or after the Termination Date, and any Offer Notice delivered prior to such time shall be deemed null and void and have no force or effect. Each Member agrees that if an Offer Notice is not sent within five (5) business days following the Termination Date, then the Deadlock shall be deemed to have been amicably resolved and the proposed action that is the subject of the Deadlock shall be deemed to have been adopted by the Members.

(iv) Upon delivery of an Offer Notice to either Member, then the Deciding Member shall not be permitted to deliver a subsequent Offer Notice and any such subsequent Offer Notice shall be deemed null and void and have no force or effect; provided, however, that in the event that each Member shall have delivered to the other an Offer Notice on the same day (without regard to the time of day such Offer Notice is received) then, in such event, the Offer Notice which contains the lowest purchase price for the other's limited liability company interest in the Company shall be deemed null and void and have no force or effect.

(v) Notwithstanding any provision contained herein to the contrary, in the event that the Deciding Member has not delivered a Response Notice within the three (3) business day period provided for in Section 9(f)(ii) above, then for purposes of this Agreement the Deciding Member shall be deemed to have made the election specified in Section 9(f)(ii)(A) above and thereafter the Deciding Member shall sell all of its limited liability company interest in the Company to the Initiating Member at the price and upon the terms and conditions specified in the Offer Notice.

(vi) The Members agree that irreparable damage would occur in the event any of the provisions of this Section 9(f) were not performed in accordance with the terms hereof and that the Members shall be entitled to specific performance of the terms and provisions of this Section 9(f), in addition to any other remedy at law or equity. The Members further agree that time is of the essence with respect to any time periods set forth in this Section 9(f).

(vii) For purposes of this Section 9(f), the "Offer Price" means the product obtained when multiplying (i) the quotient obtained when dividing (x) the dollar amount of the price offered by the Initiating Member in the Offer Notice by (y) the Percentage of limited liability company interest in the Company of the Deciding Member multiplied by 100, and (ii) the Percentage of limited liability company interest in the Company of the Initiating Member multiplied by 100.

Section 10. Independent Manager.

As long as any Obligation is outstanding, the Managing Member shall cause the Company at all times to have at least one Independent Manager who will be appointed by the Managing Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9(d)(iii). No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Independent Manager, the Managing Member shall, as soon as practicable, appoint a successor Independent Manager. All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Manager shall have no authority to bind the Company. Except as provided in the second sentence of this Section 10, in exercising their rights and performing their duties under this Agreement, any Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11. Officers.

(a) Officers. The initial Officers of the Company shall be designated by the Managing Member and shall consist of at least a President and a Secretary. The Managing Member may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Managing Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Managing Member. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of the Managing Member. Any vacancy occurring in any office of the Company shall be filled by the Managing Member. The initial Officers of the Company designated by the Managing Member are listed on Schedule E hereto.

(b) President. The President shall be the chief executive officer of the Company, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Company are carried into effect. The President or any other Officer authorized by the President or the Managing Member shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(b) (ii) where signing and execution thereof shall be expressly delegated by the Managing Member to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).

(c) Vice President. In the absence of the President or in the event of the President's inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managing Member, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Company and record all the proceedings of the meetings of the Company in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and shall perform such other duties as may be prescribed by the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Managing Member (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary's inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe

(e) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managing Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company's business and, subject to Section 9(d), the actions of the Officers taken in accordance with such powers shall bind the Company.

(f) Duties of Officers. Except to the extent otherwise provided herein, each Independent Manager and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor the Special Member nor the Independent Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Independent Manager of the Company.

Section 13. Capital Contributions.

The Members have contributed to the Company property of an agreed value as listed on Schedule B attached hereto in consideration of their respective Percentage Interests (hereinafter defined) in the Company. “Percentage Interest” means the ownership interest of each Member in the Company (the “Membership Interests”), expressed as a percentage, as set forth on Schedule B. In accordance with Section 5, the Special Member shall not be required to make any capital contributions to the Company.

Section 14. Additional Contributions.

The Members are not required to make any additional capital contribution to the Company. However, the Members may make additional capital contributions to the Company at any time upon the written consent of the Members. To the extent that a Member makes an additional capital contribution to the Company, the Managing Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Members and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than Lender for so long as any Obligation is outstanding) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement, except as provided in Section 29) and the Members and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

All items of Company profit, loss, gain, deduction and credit shall be allocated among the Members in proportion to their respective Percentage Interests.

Section 16. Distributions.

Distributions of Available Cash shall be distributed to the Members from time to time, as determined by the Managing Member. All distributions shall be made on a pro rata basis in accordance with each Member’s respective Percentage Interest. The Managing Member shall use its commercially reasonable efforts to distribute sufficient Available Cash to permit Lightstone Value Plus Real Estate Investment Trust, Inc. (the “REIT”), the indirect parent of LVP, to distribute annually to its stockholders all of its taxable income. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

Section 17. Books and Records.

(a) The Managing Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Managing Member. The Members and their duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Managing Member on behalf of the Company, shall not have the right to keep confidential from the other Member any information that the Managing Member would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The Company's books of account shall be kept using the method of accounting determined by the Managing Member in accordance with generally accepted accounting principles in the United States of America and in a manner that will permit the REIT to satisfy any reporting requirements that state regulators may impose upon it. The Company's independent auditor, if any, shall be an independent public accounting firm selected by the Managing Member.

(b) All funds of the Company shall be deposited in a bank account or accounts in the Company's name.

Section 18. Intentionally Omitted.

Section 19. Other Business.

The Members, the Special Member and any Affiliate of the Members or the Special Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any other duty existing at law or in equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20. Exculpation and Indemnification.

(a) Neither the Members nor the Special Member nor any Officer, Independent Manager, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Members or the Special Member nor any member of the Board of Directors of the REIT (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Members and the Special Member shall not have personal liability on account thereof and provided further, that so long as any Obligation is outstanding, any indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be subordinate to payments then due pursuant to the Basic Documents.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members and the Special Member to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21. Assignments; Transfers.

(a) Except as otherwise provided in this Agreement, (i) no Member may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber (including the grant of an option with respect to any of the foregoing), directly or indirectly (“Transfer”), all or any part of its limited liability company interest in the Company or withdraw from the Company, and (ii) no Transfer of any direct or indirect interest in a Member shall be permitted, except (in the case of both clauses (i) and (ii)) with the prior written approval of the Managing Member, which approval may be granted or withheld by the Managing Member in its sole and absolute discretion.

(b) To the fullest extent permitted by law, any Transfer not in compliance with the requirements of this Section 21 shall be void as against the Company and the other Members and shall be disregarded by all of the Members and the Company for all purposes of allocations and distributions hereunder. The Company shall be entitled to treat the record owner of a limited liability company interest in the Company as the absolute owner thereof for all purposes and shall incur no liability to any purported transferee or any other Person for distributions of money or other property in good faith made to the record owner of such limited liability company interest in the Company, unless and until all conditions of any Transfer shall have been fulfilled in accordance herewith to the satisfaction of the Company, subject to the prior written approval of the Managing Member which approval may be granted or withheld by the Managing Member in its sole and absolute discretion.

(c) Unless a transferee is substituted as a Member in accordance with this Section 21(c), the transferee shall not be entitled to any of the rights of a Member hereunder with respect to the limited liability company interest in the Company transferred. A transferee of a limited liability company interest in the Company may be substituted as a Member and shall thereupon be entitled to the rights of a Member with respect to such limited liability company interest in the Company, only upon satisfaction of the following conditions:

(i) the transferor shall have granted the transferee the right to be substituted as a Member in its place;

(ii) the Managing Member has approved the Transfer in writing, which it may refuse to do for any reason or for no reason;

(iii) the transferee shall have paid, or made arrangement satisfactory to the Managing Member to pay, to the Company all costs and expenses incurred by the Company in connection with such substitution, including any costs incurred in amending this Agreement, the certificate of formation, if necessary, or any other document filed with respect to the Company in any jurisdiction;

(iv) the transferee shall have executed and delivered such instruments, in form and substance satisfactory to the Managing Member, as the Managing Member may deem to be necessary or desirable to effect such substitution and to confirm the agreement of the transferee to be bound by and subject to all of the terms and provisions of this Agreement and any other relevant agreements relating to the Company to which the Transferor and the Company or other Members are parties;

(v) such Transfer shall not result in the termination of the Company or any of its Subsidiaries pursuant to Code Section 708;

(vi) the Managing Member has received an opinion of the Company’s counsel that the proposed Transfer is permissible under all applicable federal or state securities laws and will not cause the Company to be classified other than as a partnership for federal income tax purposes or cause the Company to terminate for federal income tax purposes; and

(vii) such assignment shall not result in a default or event of default under any of the Loan Documents or any other material instruments or agreements to which the Company or any of the Subsidiaries is a party or to which the Property is subject and the Company and the Managing Member shall have obtained all consents to such assignment required pursuant to the Loan Documents.

(d) Right to Force Sale of Property. Notwithstanding any provision contained herein to the contrary, at any time after seven years from the date hereof, the Non-Managing Member shall have the right to force the Company to dispose of the Property by delivering written notice thereof (a “Sale Notice”) to the Managing Member. Any Sale Notice shall indicate the appraised value of the Property, as determined by an independent, third party appraiser selected by the Board of Directors of the REIT (the “Appraised Value”). Upon receipt of a Sale Notice, the Managing Member shall have the right to elect to either (i) initiate a sale of the Property for the Appraised Value or (ii) within ninety (90) days of receipt of a Sale Notice, purchase the Non-Managing Member’s Membership Interest in the Company for an amount equal to the amount of cash that would be distributed to the Non-Managing Member under Article 16, if the Property were sold for the Appraised Value, assuming that all Company indebtedness were repaid in full (including prepayment penalties that would be then due and payable) and transaction costs equal to the sum of (i) the transfer taxes that would be due upon such sale and (ii) two and one-half percent (2.5%) of the Appraised Value were to be paid prior to the hypothecated liquidation distributions.

(e) Right of First Refusal; Tag-Along Right. Notwithstanding any provision contained herein to the contrary, if at any time a Member shall desire to sell all or any portion of its limited liability company interest in the Company to an unaffiliated third party purchaser (the “Third Party Purchaser”), then before any such sale may be consummated, the terms and provisions of this Section 11(e) must be complied with.

(i) In the event that a Member intends to accept a bona fide written offer received from a Third Party Purchaser to purchase all or any portion of its limited liability company interest in the Company (the “Selling Member”), then such Selling Member shall promptly give written notice (the “Sale Notice”) thereof to the remaining Member (the “Remaining Member”) setting forth the terms of the offer and the identity of the Third Party Purchaser and include therewith copies of all relevant documents, to the extent such documentation exists. For a period of ten (10) business days (the “Ten Day Period”) after receipt of the Sale Notice, the Remaining Member shall have the right by delivering the written notice provided in Section 11(e)(ii)(A) or Section 11(e)(iii)(A) below to either:

A. purchase that portion of the Selling Member’s limited liability company interest in the Company which the Third Party Purchaser intends to acquire (the “Offered Company Interest”) in accordance with Section 11(e)(ii) below at an aggregate purchase price (the “First Refusal Purchase Price”) equal to the purchase price offered in writing by the Third Party Purchaser for the Offered Company Interest (the “First Refusal Right”); or

B. sell to the Third Party Purchaser in accordance with Section 11(e)(iii) below that portion of Remaining Member’s limited liability company interest in the Company (the “Tag-Along Portion”) equal to the product obtained when multiplying: (I) the Remaining Member’s limited liability company interest in the Company immediately prior to the sale to the Third Party Purchaser, and (II) the aggregate amount of limited liability company interest in the Company the Third Party Purchaser desires to acquire from the Selling Member and that the Selling Member desires to sell to the Third Party Purchaser at an aggregate purchase price (the “Tag-Along Purchase Price”) equal to the product obtained when multiplying (I) the purchase price offered in writing by the Third Party Purchaser for the Offered Company Interest, and (II) the Remaining Member’s Percentage Interest in the Company immediately prior to the sale to the Third Party Purchaser (the “Tag-Along Right”).

(ii) A. If the Remaining Member shall elect to exercise the First Refusal Right pursuant to Section 11(e)(i)(A) above, then within the Ten Day Period the Remaining Member: (x) shall send a written notice (the “First Refusal Notice”) to the Selling Member specifying the date on which the purchase and sale of the Offered Company Interest (the “First Refusal Closing”) shall occur, which date shall not be earlier than ten (10) calendar days nor later than sixty (60) calendar days from the date such notice is delivered; and (y) shall pay to the Selling Member in immediately available funds by bank wire transfer, certified check or bank cashier’s check a non refundable deposit in an amount equal to the lesser of (a) $500,000, (b) the dollar amount of the First Refusal Purchase Price, or (c) the dollar amount of any deposit offered or made by the Third Party Purchaser (the “First Refusal Deposit”), which First Refusal Deposit, in any event, shall be credited against the First Refusal Purchase Price if the First Refusal Closing shall occur.

B. At the First Refusal Closing: (i) the Remaining Member shall pay to the Selling Member the First Refusal Purchase Price less the First Refusal Deposit in cash in immediately available funds by bank wire transfer, certified check or bank cashier’s check; and (ii) the Selling Member shall transfer and assign to the Remaining Member the Offered Company Interest free and clear of any encumbrance and shall execute and deliver to the Company all necessary documentation reasonably required in order to effectuate the transfer and sale of the Offered Company Interest. In the event the Remaining Member does not consummate the First Refusal Closing as aforesaid as a result of the Remaining Member’s breach or default of its obligations hereunder, the First Refusal Deposit shall be retained by the Selling Member as liquidated damages and not as a penalty.

(iii) A. If the Remaining Member shall elect to exercise the Tag-Along Right pursuant to Section 11(e)(i)(B) above, then within the Ten Day Period the Remaining Member shall send a written notice (the “Tag-Along Notice”) to the Selling Member which notice: (x) shall specify the Remaining Member’s desire to exercise the Tag-Along Right pursuant to Section 11(e)(i)(B) above; and (y) shall contain a covenant and undertaking by the Remaining Member to transfer and assign the Tag-Along Portion to the Third Party Purchaser at a closing (the “Tag-Along Closing”) determined by the Selling Member and the Third Party Purchaser and to execute and deliver documentation substantively and substantially identical to the documentation that the Selling Member is executing and delivering in connection with the sale to the Third Party Purchaser.

B. At the Tag-Along Closing: (i) the Third Party Purchaser shall pay the Tag-Along Purchase Price to the Remaining Member in the same manner as the Third Party Purchaser pays the remaining portion of the purchase price for that portion of the Selling Member’s limited liability company interest in the Company which is subject to the Third Party Purchaser’s offer, and (ii) the Remaining Member shall transfer and assign to the Third Party Purchaser the Tag-Along Portion of the Remaining Member’s limited liability company interest in the Company to the Third Party Purchaser free and clear of any encumbrance, and shall execute and deliver to the Third Party Purchaser all necessary documentation reasonably required by the Selling Member in order to effectuate the transfer and sale of the Tag-Along Portion to the Third Party Purchaser; provided, however, that the Remaining Member shall only be required to execute documentation substantively and substantially identical to the documentation that the Selling Member is executing and delivering in connection with the Selling Member’s sale of its limited liability company interest in the Company to the Third Party Purchaser.

(iv) The failure of the Remaining Member to give either (x) a First Refusal Notice and to fund the First Refusal Deposit provided for in Section 11(e)(ii)(A) above within the time period required pursuant to Section 11(e)(ii)(A), or (y) the Tag-Along Notice provided for in Section 11(e)(iii)(A) above within the time period required pursuant to Section 11(e)(iii)(A) shall be deemed to be an election by the Remaining Member not to exercise the First Refusal Right or the Tag-Along Right, as the case may be, as to such offer. The election by the Remaining Member not to exercise the First Refusal Right or the Tag-Along Right, as the case may be, as to any offer shall not affect the Remaining Member’s First Refusal Right or the Tag-Along Right as to any subsequent offer. If the Remaining Member elects not to exercise the First Refusal Right or the Tag-Along Right, then the Selling Member may proceed to transfer the Offered Company Interest in accordance with the terms of the third party offer within a period of one hundred and eighty (180) days after the date of the Sale Notice; but if such sale is not consummated within such one hundred and eighty (180) day period, then the limited liability company interest in the Company covered by the offer will be again be subject to the First Refusal Right and Tag-Along Right provided by this Section 11(e); provided, however, that if the Remaining Member shall timely deliver the First Refusal Notice and fund the First Refusal Deposit in accordance with Section 11(e)(ii)(A) but later fails to consummate the acquisition of the Offered Company Interest at the First Refusal Closing, then, in addition to retaining the First Refusal Deposit as liquidated damages (and not as a penalty) the Selling Member shall have a period of an additional ninety (90) days from the date of the First Refusal Closing to consummate the sale of the Offered Company Interest that was subject to the First Refusal Right to the Third Party Purchaser; and provided further, however, that if the Remaining Member shall timely deliver the Tag-Along Notice in accordance with Section 11(e)(iii)(A) but later fails to sell the Tag-Along Portion to the Third Party Purchaser at the Tag-Along Closing, then the Selling Member shall have a period of an additional ninety (90) days from the date of the Tag-Along Closing to consummate the sale of the entire amount of limited liability company interest in the Company that the Third Party Purchaser originally intended to acquire from the Selling Member.

(v) Any Third Party Purchaser to whom the Offered Company Interest or the Tag-Along Portion is transferred under this Section 11(e) shall hold such limited liability company interest in the Company subject to all terms and conditions of this Agreement and shall, as a condition of receiving such limited liability company interest in the Company, execute and deliver any and all documentation, and comply with any and all terms and conditions, reasonably requested by the Managing Member.

Section 22. Resignation.

Except as expressly provided in this Agreement, the Managing Member shall not resign or withdraw as managing member of the Company without the prior written approval of the other Members, which approval may be withheld by such Members in their sole discretion.

Section 23. Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the written consent of the Managing Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding, no additional Member may be admitted to the Company unless the Rating Agency Condition is satisfied.

Section 24. Dissolution.

(a)  Subject to Section 9(d), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last remaining Member to cease to be a member of the Company (other than (i) upon an assignment by the last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or the Special Member shall not cause such Member or Special Member, respectively, to cease to be a member of the Company or cause the Company to be dissolved or its affairs to be wound up and upon the occurrence of such an event, the Company shall continue without dissolution. Except as otherwise required by law, notwithstanding any other provision of this Agreement, the dissolution of a Member or the Special Member shall not, by itself, cause the Company to be dissolved or its affairs to be wound up and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member or the Special Member, or the occurrence of an event that causes a Member or the Special Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member and the Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Members in the Company are personal property.

Section 26. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company other than the Lender (for so long as any Obligation is outstanding) or by any creditor of the Members or the Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons and for so long as any Obligation is outstanding, the Lender) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 29).

Section 27. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement, including, without limitation, Sections 5, 7, 8, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26, 29 and 31, constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Independent Manager in accordance with its terms. In addition, the Independent Manager and Lender (so long as any Obligations are outstanding) shall be intended beneficiaries of this Agreement.

Section 30. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31. Amendments.

Subject to Section 9(d), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Managing Member. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless the Lender consents in writing and the Rating Agency Condition is satisfied except: (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

Section 32. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of a Member, to such Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34. Tax Matters. It is the intention of the Members that the Company shall be taxed as a "partnership" for federal, state, local and foreign income tax purposes. The Members shall take all reasonable actions, including the amendment of this Agreement and the execution of other documents, as may reasonably be required in order for the Company to qualify for and receive "partnership" treatment for Federal, state, local and foreign income tax purposes. The books and records of the Company shall be maintained by the Managing Member in accordance with generally accepted accounting principles, consistently applied, and Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Regulations promulgated thereunder. A capital account shall be established and maintained by the Managing Member on behalf of each Member in accordance with the Treasury Regulation issued pursuant to Section 704(b) of the Code. The Managing Member shall be the “tax matters partner” as defined in Section 6231(a)(6) of the Code, with respect to the Company.

Section 35. Subsidiaries. Any and all references herein to the Company or any Member or Managing Member causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or such Member or Managing Member causing the Company to cause), in its capacity as a direct or indirect manager or member of such Subsidiary, such action to be taken for and on behalf of such Subsidiary.

Section 36. Effectiveness.

Pursuant to the Act, this Agreement shall be effective as of the execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the __ day of January, 2007.

MEMBERS:

LVP 1407 BROADWAY LLC,
a Delaware limited liability company

By: Lightstone Value Plus REIT LP,
its sole member

By: Lightstone Value Plus Real Estate Investment Trust, Inc.,
    a Maryland corporation, its general partner

By:
Name: Michael Schurer Title: Chief Financial Officer

LIGHTSTONE 1407 MANAGER LLC, a Delaware limited liability company By: Lightstone Holdings LLC, its managing member

By:
Name: David Lichtenstein Title: President

SPECIAL MEMBER/INDEPENDENT MANAGER:

Michelle A. Dreyer

SCHEDULE A

Definitions

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Approval” (and any variation thereof) of a Member shall mean the prior written approval of such Member. Use of the term “reasonable” or “reasonably” in connection with the term “Approval” or any variation thereof or with the term “satisfactory” means that such Approval shall not be withheld, conditioned or delayed unreasonably. Unless either of such terms is used in connection with the term “Approval” (or any variation thereof), such Approval may be granted or withheld in a Member’s (or its authorized representative’s) sole discretion.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on November 28, 2006, as amended or amended and restated from time to time.

“Available Cash” means, at any particular time, all cash and cash items (from whatever source received) held by the Company at such time, to the extent such cash is not reasonably necessary (in the judgement of the Managing Member) to cover (a) obligations or expenses of the Company at such time, or reserves for working capital and capital expenditures (taking into account expected revenues) anticipated within a reasonable period thereafter.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Action” means to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company's inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action.

“Basic Documents” means this Agreement and the Loan Documents to which the Company is a party and all documents and certificates contemplated thereby or delivered in connection therewith.

“Company” means 1407 Broadway Mezz II LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, ten percent (10%) or more of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“Guarantor” has the meaning assigned to that term in the Loan Documents.

“Indemnitor” has the meaning assigned to that term in the Loan Documents.

"Independent Manager" means a natural person who, for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, manager, stockholder, partner or officer of the Company or any of its Affiliates (other than his or her service as an Independent Manager or similar capacity of the Company or any of its Affiliates); (ii) a customer or supplier of the Company or any of its Affiliates (other than an Independent Manager provided by a corporate services company that provides independent managers in the ordinary course of its business); or (iii) any member of the immediate family of a person described in (i) or (ii). Each Independent Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

“Lender” shall mean Lehman Brothers Holdings Inc., a Delaware corporation, its successors and assigns.

 “Loan Documents” means the documents evidencing, securing or otherwise relating to the Senior Loan and/or the Mezzanine loan.

“Loans” means collectively, the Senior Loan and the Mezzanine Loan.

“Management Agreement” means the agreement of the Independent Manager in the form attached hereto as Schedule C. The Management Agreement shall be deemed incorporated into, and a part of, this Agreement

“Material Action” means to consolidate or merge the Company with or into any Person, or sell, transfer, dispose of or encumber (except with respect to the Lender) all or substantially all of the assets of the Company or, to the fullest extent permitted by law, dissolve, wind-up, or liquidate the Company or acquire all or substantially all of the assets of any Person.

“Members” means, collectively, Lightstone 1407 Manager LLC and LVP 1407 Broadway LLC, each a Delaware limited liability company, as the initial members of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member. Each Member is hereby designated as a “manager” of the Company within the meaning of the Act.

“Mezzanine Loan” means that certain mezzanine loan made by Lender to Mezz LLC.

“Mezzanine Note” means that certain mezzanine promissory note in the original principal amount of $__________________ made by Mezz LLC to Lender in connection with the Mezzanine Loan.

“Notes” means collectively, the Senior Note and the Mezzanine Note.

“Obligations” shall mean the indebtedness, liabilities and obligations of the Company, as the sole member of Mezz LLC under or in connection with the Loan Documents or any related document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 11.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Property” means that certain real property located at 1407 Broadway, New York, New York.

“Rating Agency” has the meaning assigned to that term in the Loan Documents.

“Rating Agency Condition” means, with respect to any action, that each Rating Agency shall have been given ten days prior notice thereof and that each of the Rating Agencies shall have notified the Company in writing that such action will not result in a reduction or withdrawal, downgrade or qualification of the then current rating by such Rating Agency of the Loan or any pool or loans of which the Loan forms a part, or of any of the securities issued in connection with the Securitization (as defined in the Loan Documents).

“Special Member” means, upon such person's admission to the Company as a member of the Company pursuant to Section 5, a person acting as Independent Manager, in such person's capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Senior Loan” means that certain mortgage loan made by Lender to Property Owner.

“Senior Note” means that certain promissory note in the original principal amount of $__________________ made by Property Owner to Lender in connection with the Senior Loan.

“Subsidiaries” means collectively, Mezz LLC and Property Owner. Each individually is also a “Subsidiary”.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof' and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Members

Name	Mailing Address	Agreed Value of Capital Contribution	Percentage Interest
Lightstone 1407 Manager LLC	326 Third Street Lakewood, NJ 08701	$_____	51%
LVP 1407 Broadway LLC	326 Third Street Lakewood, NJ 08701	$_____	49%

SCHEDULE C

Management Agreement

January ____, 2007

______________________
c/o The Lightstone Group LLC
326 Third Street
Lakewood, NJ 08701

RE: Management Agreement - 1407 Broadway Mezz II LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as the Managing Member and Independent Manager of 1407 Broadway Mezz II LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of the date hereof, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1.  Each of the undersigned accepts such Person's rights and authority as the Managing Member or Independent Manager (as applicable) under the LLC Agreement and agrees to perform and discharge such Person's duties and obligations as the Managing Member or Independent Manager (as applicable) under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person's successor as the Managing Member or Independent Manager (as applicable) is designated or until such Person's resignation or removal as the Managing Member or Independent Manager (as applicable) in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2.  So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3.  THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

LIGHTSTONE 1407 MANAGER LLC By: Lightstone Holdings LLC, its managing member

By:
David Lichtenstein President

Michelle A. Dreyer

SCHEDULE D

INDEPENDENT MANAGER

Michelle A. Dreyer

SCHEDULE E

OFFICERS
OFFICERS	TITLE

David Lichtenstein	President

Michael Schurer	Secretary